EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of September 29, 2014 (the “Effective Date”), is entered into by and between SAExploration Holdings, Inc., a Delaware corporation (the “Employer” or the “Company”), and Trisha Gerber, an individual residing in the State of Texas (“Executive”). The Employer and the Executive may be referred to singularly as “Party” or collectively as “Parties.”
RECITALS
WHEREAS, the Employer wishes to offer employment to Executive and Executive desires to be employed by Employer on the terms and conditions contained herein;
WHEREAS Employer acknowledges and rewards the value and loyalty of the Executive and seeks to build and protect the Company’s stability, growth, customer base, technology and other competitive advantages; and
WHEREAS, the Executive wishes to evidence her commitment to the Company and its objectives;
NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived hereinafter, Employer and Executive hereby agree as follows:
AGREEMENTS
1.Employment Term. The Employer hereby employs the Executive commencing on the Effective Date and ending September 15, 2017; provided, however, the Agreement shall automatically renew or extend for consecutive terms of one (1) year, unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least 90 days prior to the expiration of the initial term or any renewal term (in any event, the “Term”). Notwithstanding the foregoing, the Parties shall have the termination rights as set forth in Section 5 of this Agreement. Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of any ancillary agreement, specifically including the Non-Disclosure Agreement executed by Executive in favor of Employer concurrently with this Agreement, (the “Non-Disclosure Agreement”). The obligations of the Parties under Sections 5 through 27 shall survive according to the terms of each provision. The Executive accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.
2.    Duties. The Executive shall serve in the position of Chief Accounting Officer of the Company and shall report to and be subject to the general direction and control of the CFO of the Company or its designee. In such capacity the Executive shall be responsible for the supervision of the day to day accounting and financial reporting functions within the Company and the implementation of the Company’s business plans and strategies in accordance with and subject to budgets approved from time to time by the Company. The Executive shall perform such duties consistent with the Executive’s position, as well as other duties from time to time assigned to the

Employment Agreement

Executive by the CFO. The Executive further agrees to perform, without additional compensation, such other services for the Employer and for any of its affiliates as the Board of Directors shall from time to time specify, if such services are of the nature commonly associated with or similar to that of the Executive’s position with a company engaged in activities similar to the activities engaged in by the Employer at the time of execution of this Agreement. For purposes of the Non-Disclosure Agreement and Sections 5 through 27, the term “Employer” shall be deemed to include and refer to any and all affiliates of the Employer. The Executive acknowledges and agrees that the Non-Disclosure Agreement executed simultaneously herewith is hereby incorporated by reference herein and made a part hereof and that the Non-Disclosure Agreement constitutes a material part of this Agreement.
3.    Extent of Service. The Executive shall devote her full business time, attention, and energy to the business of the Employer, and shall not be engaged in any other business activity that competes with or detracts from the business of the Employer during the Term of this Agreement. The foregoing shall not be construed as preventing the Executive from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of the Executive which would in any material way impair the performance of her duties under this Agreement, or (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Employer or any of its affiliates. The Executive shall be based in the vicinity of the Calgary metropolitan area (or other area as may be agreed upon by the Parties) and, subject to travel requirements as reasonably necessary to support successful business development efforts and management of the business, shall perform her services from a mutually agreed location in that area.
4.    Compensation and Benefits. As payment for the services to be rendered by the Executive hereunder during the Term of this Agreement, the Executive shall be entitled to receive the following:
(a)    an annual base salary at the rate of $210,000.00 a year (the “Base Salary”), less deductions required by law, payable in accordance with the Employer’s standard payroll schedule;
(b)    participation in the Company’s bonus plan at the rate of 40% to 60% (the “Target Percentage”). Executive will be entitled to a guaranteed 20% annual bonus and as much as 60% if certain executive goals are reached as identified on Attachment 1 (the “Executive Goals”). The Target Percentage will be applied to highest paid monthly base salary within the calendar year and pro-rated for 2014 based upon the Executive’s start date of employment.
(c)    Executive will be entitled to participate, on the same basis generally as other similarly situated employees of the Company, in all benefits as may be offered by the Company from time to time;
(d)    reimbursement of reasonable expenses incurred by Executive in accordance with such expense reimbursement policies of the Company; and

Employment Agreement

(g)    Paid vacation of 5 weeks per year.
5.    Termination. This Agreement may be terminated in accordance with this Article. The date upon which any such termination becomes effective shall be deemed the “Termination Date.”
(a)    Termination by Company for Cause. The Company may terminate this Agreement at any time without notice and without any payment to Executive whatsoever, save and except for the payment of any Base Salary and vacation accrued but unpaid up to the Termination Date, if the Executive engages in any of the following conduct (termination for “Cause”):
(i)    The breaching of any material provision of this Agreement after Company has given Executive reasonable notice of such breach and a reasonable opportunity to correct, or cause to be corrected, such breach;
(ii)    Knowing and intentional misappropriation of funds or property of the Company or its affiliates;
(iii)    engaging in conduct, even if not in connection with the performance of the duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Company or any of its affiliates, such as fraud, dishonesty, conviction (or a judicial finding of evidence sufficient to convict) of any felony;
(iv)    failing to fulfill and perform the duties assigned to Executive in accordance with the terms hereto after Company has given Executive reasonable notice of such failure and a reasonable opportunity to correct, or cause to be corrected, such failure;
(v)    failing to comply with corporate policies of the Company or any of its affiliates that are promulgated from time to time by the Company, provided, however, that Company shall not be unreasonably arbitrary in its enforcement of corporate policies with respect to Executive;
(vi)    death of Executive; and
(vii)    disability of Executive which prevents Executive from performing the essential functions of the position assigned under this Agreement, with or without reasonable accommodation. Disability status under this Agreement will be consistent with the disability and leave procedures promulgated from time to time by the Company.
(b)    Termination By Executive with Cause. Executive may terminate this Agreement on written notice given to Employer in the event that the Employer breaches any of the material terms of this Agreement and such breach continues uncured for ten (10) days. In case of Termination for Cause by Executive, the payments provided in Section 6 below will be made by the Employer to Executive.
(c)    Termination by Executive without Cause. Executive may terminate this Agreement and her employment with Company at any time, for any reason, by providing 60 days’

Employment Agreement

advance written notice to Company, which may be waived in whole or in part by Company. If Company waives the notice period in whole or in part, Company shall pay the Base Salary for the portion of the notice period that has been waived. Executive shall be entitled to payment of any Base Salary, out of pocket expenses in accordance with Section 4 and vacation pay accrued up to the Termination Date. Executive shall not be entitled to any accrued annual bonus or other benefits.
(d)    Termination by Change of Control. “Change of Control” shall mean such time as any of the following occur after the date of this Agreement: (i) a tender offer or exchange offer is made and consummated for the ownership of fifty-one percent (51%) of the outstanding voting securities of the Company, (ii) the Company is merged or consolidated with another entity and as a result of such merger or consolidation fifty-one percent (51%) of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by a person or persons other than a person or persons who owned fifty one percent (51%) of the outstanding voting securities of the Company immediately prior to such merger or consolidation,(iii) the Company is liquidated or otherwise sells or transfers all or substantially all of its assets to another entity which is not wholly owned, directly or indirectly, by a person or persons who own fifty percent (50%) or more of the outstanding voting securities of the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time, acquires over fifty one percent (51%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). Provided however, that a merger with Trio Merger Corp. shall not be considered a Change of Control under this clause.
6.    Payment Upon Termination By Executive with Cause or on Change of Control. In the event this Agreement is terminated under Section 5(b) or 5(d), Executive shall be entitled to:
(a)    all accrued but unpaid Base Salary to the Termination Date;
(b)    all accrued but unpaid vacation pay to the Termination Date;
(c)    payment equal to twelve (12) months’ salary; and
(d)    5% of the amount paid pursuant to Section 6(a) as compensation for the loss of employment benefits.
Prior to, and as a condition to, receiving the payments in Section 5(c), Executive agrees to execute a full and final release in favor of Company, in a form satisfactory to Company.

The above amounts will be paid within 15 days of the Termination Date subject to the fulfillment of the provision of a full and final release, and shall not be subject to the requirement of mitigation, nor reduced by any actual mitigation by Executive. The payments referred to in this Section 6 are inclusive of any termination and/or severance payments that may be required under employment standards legislation.

7.    Nondisclosure/Confidentiality Obligations. The parties contemplate Executive providing executive services to the Company in connection with its core business of providing

Employment Agreement

effective acquisition of seismic data (the “Business”). To facilitate Executive’s ability to perform these services, Company agrees to provide Executive confidential, proprietary, trade secret information regarding Company’s business strategies, plans, techniques and processes, which are more fully set forth in certain Nondisclosure Agreements executed concurrently with this Agreement (“Confidential Information”) which the Company uses to compete in the marketplace, and Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the Company’s interests. Moreover, from time to time, subsidiary companies or affiliates of Company may provide that entity’s confidential, proprietary information which the Company uses to compete in the marketplace, to Executive to facilitate Executive’s ability to provide services to the subsidiary companies or affiliates, and Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the subsidiary companies or affiliate’s interests.
8.    One-Year Post-Employment Obligations.
At the option of Company, and in its sole discretion, Company may pay to Executive an amount equal to 12 months Base Salary plus annual bonus at a Target Percentage of 100% in exchange for complying with the covenants set out in this Section for 12 months following the Termination Date as follows:
(a)    Executive will not, as a competitor or on behalf of any competitor of Company, directly or indirectly solicit or accept Business from any Customer (as defined in the Non-Disclosure Agreement): (A) with whom Executive had contact as a result of her duties with Company or its affiliates, and/or (B) about whom Executive reviewed or obtained Confidential Information (as defined in the Non-Disclosure Agreement) while performing services for Company or its affiliates. The geographic limitation for this restriction is (1) any Company or its affiliates’ territory in which Executive had a customer or service assignment for Company or its affiliates in the twelve (12) month period immediately preceding Executive’s Termination Date; and/or (2) any territory in which Company or its affiliates, have customers or service assignments about which Executive obtained Confidential Information during the term of this Agreement.
(b)    Executive will not solicit, induce or attempt to induce any other employee, agent or contractor of Company or its affiliates with whom Executive worked or about whom Executive obtained Confidential Information in the twelve (12) month period immediately preceding Executive’s Termination Date, to leave the employ Company or its affiliates to work for a competitor of Company or its affiliates in the same or similar capacity as the other Executive worked for Company or its affiliates.
If the Company does not choose to provide the consideration described in this Section, then the Executive will have no obligations under this Section 8.
9.    Insurance. Employer agrees to maintain throughout the term of this Agreement D&O coverage substantially similar in nature to its current D&O coverage, providing coverage to Executive for those claims and causes of action arising out the performance of Executive’s duties in the course and scope of her employment under this Agreement.

Employment Agreement

10.    Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, (ii) by confirmed telefax, or (iii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	SAExploration Holdings, Inc. 1160 Dairy Ashford, Suite 160 Houston, TX 77079 Attn: Legal

If to Executive:	Trisha Gerber
9915 Hutton Park Dr.
Katy, TX 77494

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.
11.    Specific Performance. The Executive and Employer acknowledges that a remedy at law for any breach or threatened breach of Section 7 or 8 of this Agreement will be inadequate and that each Party may be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for either Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.
12.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.
13.    Assignment. This Agreement may not be assigned by the Executive. Neither the Executive, her spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are nonassignable and nontransferable.
14.    Binding Effect. Subject to the provisions of Section 13 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Executive’s heirs and personal representatives, and the successors and assignees of the Employer.
15.    Prior Employment Agreements and Obligations. Executive represents and warrants to the Employer that she has fulfilled all of the terms and conditions of all prior employment agreements and employer policies to which she may be a party or have been a party, and that at the time of execution of this Agreement, the Executive is not a party to or otherwise restricted by any

Employment Agreement

other employment agreement, non-solicitation agreement, non-competition covenant, confidentiality or nondisclosure agreement in any manner which would prevent Executive from performing the services contemplated by this Agreement. Executive represents and warrants that nothing contained in any agreement that she has with any parties shall preclude Executive from performing all of her duties, obligations and covenants as contained in this Agreement. Employer is entering into this Agreement solely for the expertise and experience of Executive, and Employer expressly forbids Executive from using or disclosing any confidential information or trade secrets of any prior employer or other third party in connection with Executive’s performance under this Agreement. Executive represents and warrants to Employer that she has not and will not in the future, take, use or disclose the confidential information or trade secrets of a third-party for the benefit of Employer.
16.    Parol Evidence. This Agreement (and any other agreements incorporated by reference herein) constitutes the sole and complete agreement between the Parties hereto as to the matters contained herein, and no verbal or other statements, inducements or representations have been made to or relied upon by either Party, and no modification hereof shall be effective unless in writing, signed, and executed in the same manner as this Agreement; provided, however, that the amount of compensation to be paid to the Executive for services to be performed for the Employer may be changed from time to time by the Parties hereto by written agreement without in any other way modifying, changing, or affecting this Agreement and the performance by the Executive of any of the duties of her employment with the Employer.
17.    Waiver. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.
18.    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.
19.    Mutual Waiver of Jury Trial. THE EMPLOYER AND EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE EMPLOYER AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY

Employment Agreement

SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
20.    Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.
21.    Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.
22.    Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile transmission and email in portable document format, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.
23.    Acknowledgment of Enforceability. Executive acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Therefore, Executive agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.
24.    Reconstruction of Agreement. Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at the Employer’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.
25.    Confidentiality. Executive acknowledges and agrees that the terms and conditions and the financial details of this Agreement are confidential and Executive agrees that she will not disclose the same to non-parties under any circumstances unless compelled by law.
26.    Injunctive Relief. Executive acknowledges that a remedy at law for any breach or threatened breach of Section 7 or 8 of this Agreement will be inadequate and that Employer shall be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for Employer to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/l00 Dollars ($1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.
27.    Counsel. Executive acknowledges that she is executing a legal document that contains certain duties, obligations and restrictions as specified herein. Executive furthermore acknowledges that she has been advised of her right to retain legal counsel, and that she has either been represented by legal counsel prior to her execution hereof or has knowingly elected not to be so represented.

Employment Agreement

By signing below, the Executive acknowledges that she has received, read, and agrees to adhere to the terms and conditions contained within this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

SAExploration Holdings, Inc.

By: /s/ Brian Beatty _
Name:     Brian Beatty
Title:     CEO/President

EXECUTIVE:

By:    /s/Trisha Gerber
Name: Trisha Gerber

Employment Agreement